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                                                                    EXHIBIT 14.1

                                 CHRONIMED INC.

                                 CODE OF CONDUCT

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                                INDEX

Purpose and Introduction ...................................   Page 1

Administration and Application .............................   Page 1

Summary Statement of Principles ............................   Page 2

Principles and Standards ...................................   Page 3

Principal 1 - Legal Compliance .............................   Page 3

         Standard 1.1 - Licensure ..........................   Page 3
         Standard 1.2 - Securities .........................   Page 3
         Standard 1.3 - Discrimination .....................   Page 4
         Standard 1.4 - Fraud and Abuse ....................   Page 4
         Standard 1.5 - Health Information .................   Page 5

Principle 2 - Protection of Assets .........................   Page 5

         Standard 2.1 - Financial Controls .................   Page 5
         Standard 2.2 - Accurate Books and Records .........   Page 5
         Standard 2.3 - Company Property ...................   Page 6
         Standard 2.4 - Maintenance of Records .............   Page 6
         Standard 2.5 - Travel and Entertainment ...........   Page 6

Principle 3 - Business Ethics and Relationships ............   Page 6

         Standard 3.1 - Honest Communications ..............   Page 7
         Standard 3.2 - Misappropriation of Information ....   Page 7
         Standard 3.3 - Gifts and Gratuities ...............   Page 7
         Standard 3.4 - Vendor Seminars ....................   Page 8
         Standard 3.5 - Contracting ........................   Page 8
         Standard 3.6 - Inducements ........................   Page 8

Principle 4 - Confidentiality ..............................   Page 9

         Standard 4.1 - Patient Information ................   Page 9
         Standard 4.2 - Proprietary Information ............   Page 9
         Standard 4.3 - Employee Information ...............   Page 9

Principle 5 - Conflicts of Interest ........................   Page 10

         Standard 5.1 - Competitive Activities .............   Page 10
         Standard 5.2 - Outside Financial Interests ........   Page 10

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CHRONIMED INC.

                                 CODE OF CONDUCT

                                     PURPOSE

      This Code of Conduct has been adopted by the Chronimed Board of Directors to provide standards by which employees, officers and directors of Chronimed will conduct themselves in order to protect and promote organization-wide integrity and to enhance Chronimed's ability to achieve the organization's mission.

                                  INTRODUCTION

      The Code of Conduct contains Principles articulating the policy of the organization and Standards which are intended to provide additional guidance to persons functioning in managerial or administrative capacities. The Principles will be distributed annually to all employees. The full set of Principles and Standards will be distributed annually to directors, officers, and employees having administrative or managerial responsibilities. All employees are responsible to ensure that their behavior and activity is consistent with the Code of Conduct.

      Certain Principles and Standards are further articulated in company Policies and Procedures. Others are stated simply as general guidance and are not detailed in other documentation. Additionally, some of the Principles and Standards serve as the framework for the company's Compliance Program. The fact that a Principle or Standard is not restated in a Policy, Procedure, or Compliance Program element does not diminish its importance or necessity of adherence to the Principle or Standard.

                         ADMINISTRATION AND APPLICATION

      Chronimed requires all of its directors, officers and employees to abide by these specific Principles and Standards, and to conduct Chronimed's business in a manner consistent with the general philosophies expressed in the Code of Conduct. The requirements and processes stated in this section, Administration and Application, are themselves elements of the Code of Conduct. The Code of Conduct may not be waived with regard to directors or senior officers without action of the Board and required public reporting.

      Failure to abide by the Principles and Standards or the guidelines for behavior which the Code of Conduct represents may lead to disciplinary action. For alleged violations of the Code of Conduct, Chronimed will weigh relevant facts and circumstances, including, but not limited to, the extent to which the behavior was contrary to the express language or general intent of the Code of Conduct, the egregiousness of the behavior, the employee's history with the organization and other factors which Chronimed deems relevant. Discipline for failure to abide by the Code of Conduct may, in Chronimed's discretion, include oral reprimand, written reprimand, loss of bonus or other perquisite, suspension, and/or termination. All employees are required, as a condition of ongoing employment, to promptly report Code of Conduct violations to the Chronimed Compliance Officer by telephone, mail, email, or use of the anonymous Employee Hotline, 1-800-753-5995, extension 2780. Violations will be reported to the Company's Compliance Committee and in-house counsel for handling. Employees reporting violations will be protected from adverse consequences for having identified violations.

      Nothing in this Code of Conduct is intended to, nor will be construed as, providing any additional employment or contract rights to employees or other persons.

      While Chronimed will generally attempt to communicate changes concurrent with or prior to the implementation of such changes, Chronimed reserves the right to modify, amend or alter the Code of Conduct without notice to any person or employee.

                         SUMMARY STATEMENT OF PRINCIPLES

      The following Principles express the basic tenets by which Chronimed and its employees conduct

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themselves as ethical agents within our health care delivery system. These
Principles serve as the foundation for Chronimed's written Standards, Policies and Procedures. They also provide guidance in circumstances where a written standard or procedure may not have been developed and an employee is required to evaluate a situation and respond in an ethical fashion. The Principles and Standards are not to be viewed as an exclusive list and the absence of guidance or reference to specific circumstances is not to be interpreted as company approval of conduct detrimental to Chronimed, its employees or patients.

PRINCIPLE 1 - LEGAL COMPLIANCE

      CHRONIMED WILL ENSURE ALL ACTIVITY BY OR ON BEHALF OF THE ORGANIZATION IS IN COMPLIANCE WITH APPLICABLE LAWS.

PRINCIPLE 2 - PROTECTION OF ASSETS

      ALL EMPLOYEES WILL PRESERVE AND PROTECT THE CORPORATION'S ASSETS BY MAKING PRUDENT AND EFFECTIVE USE OF CHRONIMED RESOURCES AND PROPERLY AND ACCURATELY REPORTING ITS FINANCIAL CONDITION.

PRINCIPLE 3 - BUSINESS ETHICS AND RELATIONSHIPS

      IN FURTHERANCE OF CHRONIMED'S COMMITMENT TO THE HIGHEST STANDARDS OF BUSINESS ETHICS AND INTEGRITY, EMPLOYEES WILL ACCURATELY AND HONESTLY REPRESENT CHRONIMED AND WILL NOT ENGAGE IN ANY ACTIVITY INTENDED TO DEFRAUD ANYONE OF MONEY, PROPERTY OR SERVICES. EMPLOYEES WILL DEAL WITH CUSTOMERS, COMMERCIAL PARTNERS, INVESTORS AND FELLOW EMPLOYEES WITH INTEGRITY AND RESPECT. BUSINESS TRANSACTIONS WITH VENDORS, CONTRACTORS AND OTHER THIRD PARTIES WILL BE TRANSACTED FREE FROM OFFERS OR SOLICITATION OF GIFTS, FAVORS, OR OTHER IMPROPER INDUCEMENTS IN EXCHANGE FOR INFLUENCE IN A TRANSACTION.

PRINCIPLE 4 - CONFIDENTIALITY

      CHRONIMED EMPLOYEES WILL MAINTAIN THE CONFIDENTIALITY OF PATIENT AND OTHER CONFIDENTIAL INFORMATION IN ACCORDANCE WITH APPLICABLE LEGAL AND ETHICAL STANDARDS.

PRINCIPLE 5 - CONFLICTS OF INTEREST

      DIRECTORS, OFFICERS, AND EMPLOYEES OWE A DUTY OF LOYALTY TO THE COMPANY. INDIVIDUALS MAY NOT USE THEIR POSITIONS TO PROFIT IN ANY WAY DETRIMENTAL TO THE BEST INTERESTS OF THE COMPANY.

                            PRINCIPLES AND STANDARDS

PRINCIPLE 1 - LEGAL COMPLIANCE

      CHRONIMED WILL ENSURE ALL ACTIVITY BY OR ON BEHALF OF THE ORGANIZATION IS IN COMPLIANCE WITH APPLICABLE LAWS.

      The following Standards are intended to provide guidance to employees to assist them in their obligation to comply with applicable laws. These Standards are neither exclusive nor complete and employees are required to comply with all applicable laws, whether or not identified by the company. If questions regarding the existence,

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interpretation or application of any law arise, they should be directed to the
Chronimed General Counsel.

      Standard 1.1 - Licensure

      Regulation of the healthcare industry through the enforcement of organizational and personal standards of qualification are necessary to promote the health, safety and welfare of the consuming population, including the patients we serve. Chronimed will identify and adhere to all standards by which the Company and its employees establish and maintain their qualification to engage in the pharmacy profession. The Company will maintain licensure and authority to transact business in all necessary jurisdictions and will obtain and retain all appropriate credentials necessary to receive public and private healthcare reimbursement. Licensure in good standing is a requirement of all employees engaging in licensed activities. Furthermore, all employees will remain eligible for participation in government reimbursed healthcare programs.

      Standard 1.2 - Securities

      Chronimed is a publicly owned company that offers to sell and sells securities on the NASDAQ national market system. Chronimed, its directors, officers and employees are subject to and must comply with the federal, state, and listing regulations affecting the purchase and sale of securities. Securities laws and Chronimed policy prohibit the buying or selling of securities on the basis of material, non-public information. Any employee who is aware of material, non-public information related to Chronimed, or any company doing business with Chronimed, may not buy or sell stock, or instruct another to buy or sell stock, in Chronimed or these other businesses until such information has been publicly disclosed. Directors and executive officers are required to comply with disclosure requirements related to their personal ownership of Chronimed stock and must participate in the Company's internal Securities Compliance Program. Employees who routinely have access to material, non-public information about the Company's financial performance will observe the Company's blackout policy, as directed by the Compliance Officer.

      Standard 1.3 - Discrimination

      Chronimed believes that the fair and equitable treatment of employees, patients and other persons is critical to fulfilling its vision and goals.

      It is a policy of Chronimed to treat patients without regard to the race, color, religion, sex, ethnic origin, gender, sexual preference, age or disability of such person, or any other classification prohibited by law.

      It is a policy of Chronimed to recruit, hire, train, promote, assign, transfer, layoff, recall and terminate employees without regard to race, color, religion, sex, ethnic origin, gender, sexual preference, age or disability, or any other classification prohibited by law.

      No form of harassment or discrimination on the basis of sex, race, color, disability, age, gender, sexual preference, religion or ethnic origin or disability or any other classification prohibited by law will be permitted. Each allegation of harassment or discrimination will be promptly investigated in accordance with applicable human resource policies.

      Standard 1.4 - Fraud and Abuse

      Chronimed expects its employees to refrain from conduct which may violate the fraud and abuse laws. These laws prohibit (1) direct, indirect or disguised payments in exchange for the referral of patients; (2) the

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submission of false, fraudulent or misleading claims to any government entity or third party payor, including claims for services not rendered, claims which characterize the service differently than the service actually rendered, or claims which do not otherwise comply with applicable program or contractual requirements; and (3) making false representations to any person or entity in order to gain or retain participation in a program or to obtain payment for any service.

      Standard 1.5 - Health Information

      Chronimed creates and collects private information about our patient's health conditions. The Company and its employees will comply with the privacy and security standards and practices established under the Health Insurance Portability and Accountability Act (HIPAA). Consistent with HIPAA and Standard 4.1, neither the Company nor its employees will permit the illegal, inappropriate or unapproved disclosure of private health information, whether within or outside the Company.

      PRINCIPLE 2 - PROTECTION OF ASSETS

      ALL EMPLOYEES WILL PRESERVE AND PROTECT THE CORPORATION'S ASSETS BY MAKING PRUDENT AND EFFECTIVE USE OF CHRONIMED RESOURCES AND PROPERLY AND ACCURATELY REPORTING ITS FINANCIAL CONDITION.

      The Standards set forth below are intended to guide key employees by articulating Chronimed's expectations as they relate to activities or behaviors which may impact Chronimed's financial health or which reflect a reasonable and appropriate use of the assets of a public company.

      2.1 - Financial Controls

      Chronimed has established control standards and procedures to ensure that assets are protected and properly used and that financial records and reports are timely, accurate and reliable. All employees of Chronimed share the responsibility for maintaining and complying with required internal controls and assuring internal and appropriate external reporting of material events on a timely basis.

      2.2 - Accurate Books and Records

      All financial reports, accounting records, research reports, expense accounts, time sheets and other documents must accurately and clearly represent the relevant facts or the true nature of a transaction. Improper or fraudulent accounting, documentation or financial reporting is contrary to the policy of Chronimed and may be in violation of applicable laws. All employees involved in the process of generating and publicly reporting financial information are obligated to assure that full, fair, accurate, timely and understandable disclosure is made in Chronimed's periodic reports. All employees have the affirmative obligation to report known or suspected financial improprieties.

      2.3 - Company Property

      All employees are expected to refrain from converting assets of the organization to personal use. All property and business of the organization will be used or conducted in a manner designed to further Chronimed's interest rather than the personal interest of an individual employee. Employees are prohibited from the unauthorized use or taking of Chronimed's equipment, supplies, materials or services for personal or other inappropriate use. Prior to engaging in any activity on company time which will result in remuneration to the employee or the use of Chronimed's equipment, supplies, materials or services for personal or non-work related

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purposes, employees must obtain the approval of the appropriate business unit or other management of Chronimed.

      2.4 - Maintenance of Records

      Chronimed and its employees will maintain all health records consistent with applicable state and federal laws. Further, Company business records will be created and maintained according to the retention requirements identified in the Chronimed Document Retention Program. No employee will destroy records subject to discovery or disclosure under federal or state law, governmental investigation, court order or action, or directive communicated by Company counsel.

      2.5 - Travel and Entertainment

      Travel and entertainment expenses should be consistent with the employees' job responsibility and the organization's needs and resources. It is Chronimed's policy that an employee should not suffer a financial loss, nor a financial gain, as a result of business travel and entertainment. Employees are expected to exercise reasonable judgment in the use of Chronimed's assets and to spend the organization's assets as carefully as they would spend their own. Employees must also comply with Chronimed policies on reporting travel and entertainment expenses.

      PRINCIPLE 3 - BUSINESS ETHICS AND RELATIONSHIPS

      IN FURTHERANCE OF CHRONIMED'S COMMITMENT TO THE HIGHEST STANDARDS OF BUSINESS ETHICS AND INTEGRITY, EMPLOYEES WILL ACCURATELY AND HONESTLY REPRESENT CHRONIMED AND WILL NOT ENGAGE IN ANY ACTIVITY OR SCHEME INTENDED TO DEFRAUD ANYONE OF MONEY, PROPERTY OR HONEST SERVICES. EMPLOYEES WILL DEAL WITH CUSTOMERS, COMMERCIAL PARTNERS, INVESTORS AND FELLOW EMPLOYEES WITH INTEGRITY AND RESPECT. BUSINESS TRANSACTIONS WITH VENDORS, CONTRACTORS AND OTHER THIRD PARTIES WILL BE TRANSACTED FREE FROM OFFERS OR SOLICITATION OF GIFTS AND FAVORS OR OTHER IMPROPER INDUCEMENTS IN EXCHANGE FOR INFLUENCE OR ASSISTANCE IN A TRANSACTION.

      The following Standards provide guidance to ensure that Chronimed's business activities reflect the high standards of business ethnics and integrity. The Standards are intended to guide key employees in determining the appropriateness of the listed activities or behaviors within the context of Chronimed business relationships, including relationships with vendors, providers, contractors, third party payors and government entities. It is the intent of Chronimed that this Principle be construed broadly to avoid even the appearance of improper activity. Employee conduct not specifically addressed by these Standards must be consistent with Principle 3. If there is any doubt or concern about whether specific conduct or activities are ethical or otherwise appropriate, you should contact General Counsel.

      3.1 - Honest Communication

      Chronimed requires candor and honesty from individuals in the performance of their responsibilities and in communication with our attorneys and auditors. No employee will make false or misleading statements to any patient, person or entity doing business with Chronimed about other patients, persons or entities doing business or competing with Chronimed, or about the products or services of Chronimed or its competitors.

      3.2 - Misappropriation of Proprietary Information

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      Chronimed employees will not misappropriate confidential or proprietary information belonging to another person or entity nor utilize any publication, document, computer program, information or product in violation of a third party's interest in such product. All Chronimed employees are responsible to ensure they do not improperly copy for their own use documents or computer programs in violation of applicable copyright laws or licensing agreements. Employees will not utilize confidential business information obtained from competitors, including customer lists, price lists, contracts or other information in violation of a covenant not to compete, prior employment agreements, or in any other manner likely to provide an unfair competitive advantage to Chronimed.

      3.3 - Gifts and Gratuities

      It is Chronimed's desire to preserve and protect its reputation and avoid the appearance of impropriety. The following Standards apply to the offer and acceptance of gratuities.

      a. Gifts from Patients. Employees are prohibited from soliciting tips, personal gratuities or gifts from patients and from accepting any monetary tips or gratuities. Employees may accept non-monetary gratuities and gifts of a nominal value from patients. If a patient or another individual wishes to present a monetary gift, the patient should be referred to the General Counsel.

      b. Gifts Influencing Decision-making. Employees will not accept gifts, favors, services, entertainment or other things of value to the extent that decision-making or actions affecting Chronimed might be influenced. Similarly, the offer or giving of money, services or other things of value with the expectation of influencing the judgment or decision making process of any purchaser, supplier, customer, government official or other person by Chronimed is absolutely prohibited. Any such conduct must be reported immediately to the General Counsel.

      c. Gifts From Existing Vendors. Employees may retain gifts from vendors which have a nominal value. Nominal value will be defined within the context of individual fact patterns. If an employee has any concern whether a gift should be accepted, the employee should consult with the employee's supervisor. To the extent possible, these gifts should be shared with the employees' co-workers. Employees will not accept excessive gifts, meals, expensive entertainment or other offers of goods or services which have more than a nominal value nor may they solicit gifts from vendors, suppliers, contractors or other persons.

      d. Vendor Sponsored Entertainment. At a vendor's invitation, an individual may accept reasonable meals or refreshments at the vendor's expense. Occasional attendance at a local theater, local sporting event or similar entertainment at vendor expense may be accepted if a regular business representative of the vendor is in attendance, Chronimed's business and the vendor's services are meaningfully discussed, and the total value of the entertainment is reasonable within the local community and not so substantial as to improperly influence the recipient employee's decision making.

      3.4 - Vendor seminars

      Attendance at local, vendor sponsored workshops, seminars and training sessions is permitted. Attendance, at vendor expense, at out of town seminars, workshops and training sessions is permitted only with the approval of an employee's supervisor.

      3.5 - Contracting

      Employees may not utilize "insider" information for any business activity conducted by or on behalf of Chronimed. All business relations with contractors must be conducted at arm's length both in fact and in appearance and in compliance with Chronimed policies and procedures. Employees must disclose personal relationships and business activities with contractor personnel which may be construed by an impartial observer as influencing the employees' performance or duties. Employees have a responsibility to obtain clarification from

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management employees on questionable issues which may arise and to comply, where applicable, with Chronimed's Conflicts of Interest Principle.

      3.6 - Business Inducements

      Chronimed employees will not seek to gain any advantage through the improper use of payments, business courtesies or other inducements. Offering, giving, soliciting or receiving any form of bribe or other improper payment is prohibited.

      Appropriate commissions, rebates, discounts and allowances are customary and acceptable business inducements provided that they are approved by Chronimed management and that they do not constitute illegal or unethical payments. Any such payments must be reasonable in value, competitively justified, properly documented, and made to the business entity to whom the original agreement or invoice was made or issued. Such payments will not be made to individual employees or agents of business entities.

      In addition, employees may provide gifts, entertainment and meals of reasonable value to Chronimed customers, current and prospective business partners and other persons when such activities have a legitimate business purpose, are reasonable, and consistent with all applicable laws and specific Chronimed policies. All gifts, entertainment and meals must be documented in compliance with Chronimed policies.

      PRINCIPLE 4 - CONFIDENTIALITY

      CHRONIMED EMPLOYEES WILL MAINTAIN THE CONFIDENTIALITY OF PATIENT AND OTHER PRIVATE INFORMATION IN ACCORDANCE WITH APPLICABLE LEGAL AND ETHICAL STANDARDS.

      Chronimed and its employees are in possession of and have access to a broad variety of confidential, sensitive and proprietary information, the inappropriate release of which could be injurious to individuals, Chronimed's business partners and Chronimed itself. Every Chronimed employee has an obligation to actively protect and safeguard confidential, sensitive and proprietary information in a manner designed to prevent the unauthorized disclosure of information.

      4.1 - Patient Information

      All Chronimed employees have an obligation to conduct themselves in accordance with the principle of maintaining the confidentiality of patient information in accordance with all applicable laws and regulations. Employees will refrain from revealing any personal or confidential information concerning patients or members unless supported by legitimate business or patient care purposes. Employees will self-limit their own access to and use of patient confidential information to only that information necessary to perform their job duties. If questions arise regarding an obligation to maintain the confidentiality of information or the appropriateness of releasing information, employees should seek guidance from the General Counsel.

      4.2 - Proprietary Information

      Information, ideas and intellectual property assets of Chronimed are important to organizational success. Information pertaining to Chronimed's competitive position or business strategies, payment and reimbursement information, and information relating to negotiations with employees or third parties should be protected and shared only with employees having a need to know such information in order to perform their job responsibilities. Employees should exercise care to ensure that intellectual property rights and proprietary information are carefully maintained and managed to preserve and protect their value.

      4.3 - Employee Information

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      Salary, benefit and other personal information relating to employees will be treated as confidential. Personnel files, payroll and benefits information, disciplinary matters and similar information will be maintained in a manner designed to ensure confidentiality in accordance with applicable laws. Employees will exercise due care to prevent the release or sharing of information beyond those persons who may need such information to fulfill their job function.

      PRINCIPLE 5 - CONFLICTS OF INTEREST

      DIRECTORS, OFFICERS, AND EMPLOYEES OWE A DUTY OF LOYALTY TO THE ORGANIZATION. INDIVIDUALS MAY NOT USE THEIR POSITIONS TO PROFIT PERSONALLY, OR TO ASSIST OTHERS IN PROFITING, AT THE EXPENSE OF THE ORGANIZATION.

      All persons are expected to regulate their outside activities to avoid actual or apparent impropriety which might arise from the influence of those activities on business decisions of Chronimed, or from disclosure or private use of business affairs or plans of Chronimed.

      5.1 - Competitive Activities

      No person will perform work or render services for any competitor of Chronimed. No person will permit his or her name to be used in any fashion that would tend to indicate a business connection with any such organization. No officer or employee will perform work or render services for any organization with which Chronimed does or seeks to do business without the approval of the Chief Executive Officer. An officer or employee must obtain approval from the Chief Executive Officer prior to serving as a member of the Board of Directors/Trustees of any organization whose interests may conflict with those of Chronimed. Chronimed retains the right to prohibit membership on any Board of Directors/Trustees where such membership might conflict with the best interest of Chronimed.

      5.2- Outside Financial Interests

      While not all inclusive, the following will serve as a guide to the types of activities which might cause conflicts of interest. Any person having questions about these activities should seek guidance from the General Counsel.

      a. Ownership in any outside concern which does business with Chronimed. This does not apply to stock or other investments held in a publicly held corporation, provided the value of the stock or other investments does not exceed 5% of the corporation's equities or debt. Chronimed may, following a review of the relevant facts, permit ownership interests which exceed these amounts if management concludes such ownership interests will not adversely impact Chronimed's business interest or the judgment of the covered person.

      b. Conduct of business other than on behalf of Chronimed with any vendor, supplier, contractor, or agency, or any of their officers or employees.

      c. Representing Chronimed in any transaction in which the person or a household member has a substantial personal interest.

      d. Disclosure or use of confidential or inside information of or about Chronimed, particularly for personal profit or advantage.

      e. Competition with Chronimed, directly or indirectly, in the purchase, sale or ownership of property or business investment opportunities.

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